Exhibit 10.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the "Agreement") is entered into as of April 13, 2017, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company ("Landlord"), and NEVRO CORP., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

A.

Landlord and Tenant have previously entered into that certain Lease Agreement dated as of March 5, 2015, as amended by a First Amendment to Lease dated as of December 9, 2016 (the "First Amendment", and collectively, the "Original Lease") of certain premises more particularly described in the Original Lease.  Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

B.

Landlord and Tenant desire to amend the Original Lease to provide for the temporary occupancy of certain space in the Temporary Space Building (as defined below) on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1.Section 4 of the First Amendment is deleted in its entirety and replaced with the following: "Intentionally Omitted."

2.The following new Article 55 is hereby added to the Lease:

"ARTICLE 55
TEMPORARY SPACE

"55.1During the period beginning on the later of (a) delivery of possession of the Temporary Space to Tenant, (b) delivery of all certificates of insurance required by this Lease (which certificates of insurance shall specifically cover both the Temporary Space during the Temporary Space Term, as hereinafter defined, and the Premises), and (c) May 1, 2017, and ending on the date that is five (5) days after the earlier of (y) the Expansion Space Commencement Date (as defined in the First Amendment) and (z) if applicable, the date upon which Tenant gives Landlord notice of termination of the First Amendment pursuant to Section 6 of the First Amendment (such period being referred to herein as the "Temporary Space Term"), Landlord shall allow Tenant to use approximately 8,171 rentable square feet of space known as Suite No. 103 located on the first floor of the building commonly known as 1100 Island Drive, Redwood City, California 94065 (the "Temporary Space Building") as shown on Exhibit B-2 of this Lease (the "Temporary Space") for the uses permitted by this Lease.  During the Temporary Space Term, the Temporary Space shall be deemed part of the "Premises".  Such Temporary Space shall be accepted by Tenant in its "as-is" condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant's move in, move out or occupancy of the Temporary Space.  Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space at its sole cost, expense and risk.  Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided that Tenant may re-paint and/or re-carpet all or a portion of the Temporary Space using Building standard materials without Landlord's prior written consent.  All actual out-of-pocket costs of Landlord and any costs of Tenant in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant.  Tenant shall have no right to sublease or assign the Temporary Space.

55.2The Temporary Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein, provided that Base Rent for the Temporary Space during the Temporary Space Term shall be $28,598.50 each month during the Temporary Space Term, payable in accordance with the Lease, with the first installment due on the date Landlord delivers possession of the Temporary Space to Tenant.  If the Temporary Space Term commences on other than the first day of a calendar month or ends on other than the last day of a calendar month, then the monthly Base Rent payable for the Temporary Space for any such partial month shall be prorated to reflect the actual number of days of such partial month falling within the Temporary Space Term.  Tenant shall be required to pay Tenant's Share of Operating Expenses and Taxes for the Temporary Space during the Temporary Space Term.  Tenant's Building Percentage and Tenant's Tax Percentage with respect to the Temporary Space Building is 16.192%. Tenant's Common Area Building Percentage with respect to the Temporary Space is 0.82%.  Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Temporary Space, and the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under the Lease.

55.3Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted and damage by casualty excepted.  At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant's personalty, and any trade fixtures of Tenant from the Temporary Space.  Tenant shall be fully liable for all damage Tenant or Tenant's agents, employees, contractors, or subcontractors cause to the Temporary Space, ordinary wear and tear excepted and damage by casualty excepted.

55.4Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant.  In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, $63,733.80 per month  for each month or partial month of holdover, plus all consequential damages that Landlord incurs as a result of the Tenant's hold over after the date that is the later of

(a) the expiration or earlier termination of the Temporary Space Term, or (b) the date that is ten (10) days after Landlord has notified Tenant that Landlord has executed a letter of intent or lease with another tenant for all or any portion of the Temporary Space.  During any such holdover, Tenant's occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law.  While Tenant is occupying the Temporary Space, Landlord or Landlord's authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice, to display the Temporary Space to prospective tenants.

55.5Except as otherwise expressly provided in this Lease, all references to the "Building" in this Lease shall refer to the 1600 Bridge Building, the 1800 Bridge Building and the Temporary Space Building, either collectively or individually, as the context requires."

3.As additional consideration for this Agreement, Tenant hereby certifies that:

(a)The Original Lease (as amended hereby) is in full force and effect.

(b)To Tenant's knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(c)There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

4.Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect.  This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.  This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, together with the Original Lease, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Agreement.  Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.  In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control.  Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

5.Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement.  Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees and disbursements) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person.  Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party.

6.As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that:  (i) Tenant is not (nor is it owned or controlled directly or indirectly by, any person, group, entity or nation which is) named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.  Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant's compliance with the terms hereof.  Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease.  The representations and warranties contained in this Section shall survive the expiration or earlier termination of the Lease.

7.To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975(c) of the Internal Revenue Code, Tenant hereby certifies that the representations and warranties in Article 53 of the Original Lease are true and correct as of the date of this Agreement.

8.Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Project has not undergone an inspection by a "Certified Access Specialist" and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a

CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."   Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord's prior written consent.  Notwithstanding anything contained herein or in the Original Lease to the contrary, Tenant shall not be responsible for compliance with the path of travel provisions of the Americans with Disabilities Act at any time during the Term (including any extension thereof) except for any compliance work required with reference to the particular use of Tenant (other than general office use), the acts or omissions of Tenant or any of Tenant's agents, employees, contractors, sublessees or invitees, or any alterations, additions or improvements performed by or on behalf of Tenant (other than the Expansion Space Improvements (as defined in the First Amendment)). Notwithstanding anything contained herein or in the Original Lease to the contrary, including without limitation the preceding sentence, Landlord and Tenant hereby mutually agree that in the event a CASp inspection is requested by Tenant, the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within and outside the Premises noted in the CASp inspection shall be paid by Tenant.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Tenant: NEVRO CORP., a Delaware corporation
By:		/s/ Andrew Galligan
Andrew Galligan, CFO
[Printed Name and Title]
By:		/s/ Richard B. Carter
Richard B. Carter, VP Finance
[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument

LANDLORD: WESTPORT OFFICE PARK, LLC, a California limited liability company
By:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II, its member

	By:	/s/ Jeffrey D. Mills
Jeffrey D. Mills Vice President
[Printed Name and Title]

EXHIBIT B-2

TEMPORARY SPACE

(See Attached.)